EXHIBIT 24.1


     Report of Independent Accountants on Financial Statement Schedules


To the Board of Directors and Stockholders of OmniVision Technologies, Inc.:


Our audits of the consolidated financial statements referred to in our report dated June 5, 2001 appearing in this Annual Report on Form 10-K also included an audit of the financial statement schedules listed in Item 14(a)(2) of this Form 10-K. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.


/s/ PRICEWATERHOUSECOOPERS LLP


PricewaterhouseCoopers LLP
San Jose, California
June 5, 2001